                                                                      EXHIBIT 11

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.

            STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                   UNAUDITED
         (EXPRESSED IN UNITED STATES DOLLARS EXCEPT FOR SHARE AMOUNTS)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
Net Income..................................................  $ 7,813,768    $ 8,482,279
Net average number of common shares outstanding.............   25,499,999     25,499,999
Net average number of common shares outstanding including
  shares issuable from exercise of options and warrants.....   27,443,307     27,181,315
Earnings per share..........................................  $      0.31    $      0.33
Earnings per share assuming dilution........................  $      0.28    $      0.31

                                        1